EXHIBIT 10.22

COMMERCIAL NET BUILDING AND GROUND LEASE
OF
LINCOLN AIR PARK WEST

          This Lease Agreement is executed in duplicate this 17th day of October, 2000, between Airport Authority of the City of Lincoln, Nebraska, hereinafter referred to as "Authority", and BioNebraska, Inc., a corporation, hereinafter referred to as "Lessee".

          WITNESSETH:

          WHEREAS, in accordance with Article 5, Chapter 3 of the Statutes of Nebraska, the City Council of the City of Lincoln, Nebraska, by appropriate action in 1959, created an Airport Authority and transferred to the Authority the right to use, occupy and manage certain real estate owned by or acquired in the name of the City of Lincoln, including the land leased herein, located on Lincoln Airport in an area denominated "Lincoln Air Park West"; and

          WHEREAS, the Authority deems it advantageous to the support, operation and public purpose of the Airport to lease to Lessee that certain building and parcel of land described herein; and

          WHEREAS, the Lessee proposes to lease on a net basis from the Authority, as herein provided, the ground area and building all as herein described.

          NOW, THEREFORE, it is mutually agreed between the parties as follows:

          1.       Authority, in consideration of the rents to be paid by Lessee as hereinafter set forth, and of the covenants and agreements hereinafter stipulated to be mutually kept and performed by the parties hereto, does hereby lease unto Lessee the following-described premises situated in Lincoln Air Park West upon Lincoln Airport, Lincoln, Nebraska, to-wit:

Building No. 978 consisting of approximately 12,818 square feet as outlined in red on the attached Exhibit “A” and approximately 90,000 square feet of ground area and adjacent sidewalks, drives and grounds as located on a tract of land as outlined in blue on the attached Exhibit "A";

together with the improvements and appurtenances thereunto belonging or in any wise appertaining, including the right of ingress and egress thereto and therefrom at all times.  Authority agrees to keep a street open from the leased premises to a public street or highway.

          2.       Lessee shall have and hold said premises for the basic term of thirteen (13)  years beginning November 1, 2000, and ending October 31, 2013, unless sooner terminated as hereinafter provided.

          3.       Lessee shall pay Authority, as rent for the premises herein leased, as follows:

(a)    for the term of November 1, 2000, through February 28, 2001, the sum of One Dollar ($1.00) per month, payable in advance on the first day of each month beginning November 1, 2000, and ending February 28, 2001; and

(b)    for the term of March 1, 2001, through February 28, 2003, at the rate of Two Dollars and Fifty Cents ($2.50) per square foot per year for 1,416 square feet of unfinished space, for the sum of Two Hundred Ninety Five Dollars ($295.00) per month  payable in advance on the first day of each month beginning March 1, 2001, through February 28, 2003; and at the rate of Three Dollars and Ninety Cents ($3.90) per square foot for 11,402 square feet of finished space, for the sum of Three Thousand Seven Hundred Five Dollars and Sixty Five Cents ($3,705.65) per month payable in advance on the first day of each month beginning March 1, 2001, and ending February 28, 2003; in addition Lessee shall pay the amortization and interest on the funds advanced by Authority for improvements and remodel as set forth in the Construction Agreement.  During the term specified above, Lessee may complete work on finishing additional space.  As space is finished the rental rate shall increase from $2.50 per square foot to $3.90 per square foot for the newly finished space; and

(c)    for the term of March 1, 2003, through February 28, 2006, at the rate of Three Dollars and Ninety Cents ($3.90) per square foot for 12,818 square feet, whether finished or unfinished space, for the sum of Four Thousand One Hundred Sixty Five Dollars and Eighty Five Cents ($4,165.85) per month payable in advance on the first day of each month beginning March 1, 2003, and ending February 28, 2006.  In addition, Lessee shall pay the amortization and interest on the funds advanced by Authority for improvements and remodel as set forth in the Construction Agreement; and

(d)    for the term of March 1, 2006, through February 28, 2011, the rental rate will be determined by Authority no later than December 1, 2005, but the rental rate shall not be more than a fifteen percent (15%) increase over and above the rental rate set for the term of March 1, 2003, through February 28, 2006; and in addition Lessee shall pay the amortization and interest on the funds advanced by Authority for improvements and remodel as set forth in the Construction Agreement.

(e)    for the term of March 1, 2011, through October 31, 2013, the rental rate will be determined by Authority no later than December 1, 2010, but the rental rate shall not be more than a fifteen percent (15%) increase over and above the rental rate set for the term of March 1, 2006, through February 28, 2011; and in addition Lessee shall pay the amortization and interest on the funds advanced by Authority for improvements and remodel as set forth in the Construction Agreement.

          4.       In the event that Lessee has complied with all of the terms and provisions of this Lease, then, in that event, Authority further gives and grants to Lessee the right, privilege and option of renewing this Lease at the expiration of the thirteen (13) year term hereinabove provided, for an additional term of five (5) years beginning November 1, 2013, and ending October 31, 2018, upon the same terms, conditions and agreements herein set forth, excepting the rental rate which shall be determined by Authority no later than July 31, 2013 but the rental rate shall not be more than a 15% increase over and above the rental rate set for the term March 1, 2011 to October 31, 2013.  This option shall be exercised by Lessee giving Authority at least sixty (60) days written notice prior to the expiration of the current term of Lessee’s intention to renew the Lease for the additional term.  This Lease shall expire in any event no later than October 31, 2018.

          5.       All rentals due under this lease shall be paid, without notice to the Lessee, to the Airport Authority of the City of Lincoln, Nebraska.  An additional charge of fifteen percent (15%) per annum on unpaid items shall be made by Authority from the first day of the month due, of any amounts due under this lease which shall remain unpaid for more than ten (10) days after due date.  Such charge shall not accrue upon any item about which there exists a bona fide dispute.

          6.       It is understood and agreed that as of the initial date of this Lease, the leased premises are not subject to real estate taxes and are not subject to a payment in lieu of taxes.  However, it is agreed that if a law or ordinance is passed whereby the leased premises become subject to real estate tax or subject to a payment in lieu of tax, then Lessee shall pay the said tax or payment in lieu of tax, in addition to any rental fees specified in this Lease.

          7.       Lessee will use the premises for the purpose of the business of research and production of bio-technology and other scientific products, for offices and such other uses as may be incidental and related thereto.

          8.       Except as herein otherwise specifically provided, this Lease, in every sense, shall be without cost to Authority for the development, maintenance and improvement of the leased premises and Lessee shall, at its sole cost, except as herein otherwise specifically provided, keep, maintain and repair the entirety of the leased premises, and all improvements and facilities placed thereon, in good order, condition and repair as may be required by ordinary and reasonable use or fault on the part of the Lessee.  By entry hereunder, Lessee accepts the premises as being in good order, condition and repair and agrees, upon termination of this Lease, to surrender the premises and appurtenances to Authority in the same condition as received, reasonable use and wear thereof and damage by fire, act of God or the elements excepted.

          9.       Lessee shall have the right, during the term of this Lease, to make alterations, attach fixtures and erect signs in or upon the premises hereby leased (provided any exterior signs shall be erected only after written approval of plans by Authority), and all improvements, appliances, fixtures and all other property, of whatever nature made to or placed upon said premises by Lessee, shall be and remain the property of Lessee and may be removed prior to the termination of this Lease, provided only that Lessee shall restore the premises to the same condition as existing at the time of entry under this Lease, ordinary wear and tear excepted.

          10.     Authority shall insure or self-insure the structure and improvements owned by Authority against the perils of fire and extended coverage.  Lessee shall insure or self-insure all of its personal property located at the premises.

          11.     If the building leased hereunder is destroyed, damaged or taken by fire or the elements or other casualty, or by condemnation, and the destruction or taking is such that, in the exercise of reasonable effort, it cannot be repaired or replaced by Authority within one hundred twenty (120) days or, if it is such as to exceed fifty percent (50%) of the value of the premises, Lessee or Authority may cancel this Lease by written notice mailed to the other party thirty (30) or more days before the effective date of cancellation and at any time within sixty (60) days after the damage or destruction.  If the premises are totally destroyed or taken, Lessee or Authority may cancel this Lease by written notice mailed to the other party within thirty (30) days of the destruction or taking.  If this Lease is not canceled as provided, Authority, as its expense, shall, with diligence, repair, rebuild or restore the improvements as nearly as possible to the conditions existing just prior to the destruction or damage.  Lessee's rental, during the period from the date of fire, or other casualty or taking, to the date of complete restoration, shall be abated either in whole or pro rata in part, according to the percentage of interference with the conduct of Lessee's business in the premises.

          12.     Lessee shall defend, indemnify and hold Authority and its agents, officers and employees harmless from and against any and all claims, suits, demands, actions, liabilities, losses, damages, judgments or fines arising by reason of injury or death of any person, or damage to any property, including all reasonable costs for investigation and defense thereof (including, but not limited to, attorney fees, court costs, investigator fees, and expert fees) of any nature whatsoever arising out of Lessee's activities on Authority's property, or in its use or occupancy of the leased premises, regardless of where the injury, death or damage may occur, except to the extent such injury, death or damage is caused by the negligent act or omission or willful misconduct of Authority.  Authority shall give Lessee reasonable notice of, and an opportunity to defend against, any such claims or actions.  Notwithstanding the above indemnification, Lessee shall give Authority reasonable notices of any matter covered herein and shall forward to Authority a copy of every demand, notice, summons or other process received in any claim or legal proceeding covered hereby.  Lessee agrees to obtain liability insurance in the amount of One Million Dollars ($1,000,000.00) including the Airport Authority as an additional insured.  Said insurance policy shall contain a provision to notify the Airport Authority in writing thirty (30) days prior to any cancellation or reduction of coverage.

          13.     Lessee shall pay for all water, sewer, gas, heat, light, power and telephone service supplied to the said premises, including standard metering devices for the measurement of such services.  In the event it shall become necessary, as a condition   of service, to make changes upon the premises, or within the building covered by this Lease, of any wiring, plumbing or similar installations, Lessee will make such changes and installations, at its expense, as directed and required by the utility organizations.  It is further agreed that Authority shall have the right, without cost to Lessee, to install and maintain in, on or across the leased premises, sewer, water, gas, electric, steam and telephone lines, or other installations necessary to the operation of the Airport or to service required by other tenants of the Authority; provided, however, that Authority shall carry out such work and locate any above-ground structures in a manner so as not to unreasonably interfere with Lessee's use of the premises.

          14.     Lessee agrees that all storage of equipment, materials or supplies will be maintained within the building (temporary storage for loading or unloading excepted), and Lessee will cause to be removed, at its own expense, all junk, waste, garbage and rubbish and perform necessary mowing and snow removal and agrees not to deposit the same on any part of the Airport except, Lessee may deposit the same temporarily on the leased premises in connection with collection for removal.

          15.     Lessee shall, in the use of the premises, comply with all applicable requirements of all municipal, state and Federal authorities now in force, or which may hereafter be in force, and will observe all applicable municipal ordinances, state and Federal statutes now in force, or hereafter to be in force, and Lessee and its tenants, employees, agents and servants shall obey such reasonable rules and regulations as may from time to time be promulgated by Authority, or its authorized agents in charge of the Airport, to insure the safe or orderly conduct of operations of the Airport and traffic to, from and upon the leased premises.

          16.     Authority reserves the right to take any action it considers necessary to protect the aerial approaches of the Airport against obstruction, together with the right to prevent Lessee from erecting, or permitting to be erected, any building or other structure on the Airport which, in the opinion of Authority, would limit the usefulness of the Airport or constitute a hazard to aircraft.

          17.     It is understood and agreed that the rights granted by this Agreement will not be exercised in such a way as to interfere with or adversely affect the use, operation, maintenance or development of the Airport.

          18.     There is hereby reserved to Authority, its successors and assigns, for the use and benefit of the public, a free and unrestricted right of flight for the passage of aircraft in the airspace above the surface of the premises herein conveyed, together with the right to cause in said airspace such noise as may be inherent in the operation of aircraft, now known or hereafter used for navigation of or flight in the air, using said airspace or landing at, taking off from, or operating on or about the Airport.

          19.     Lessee shall not assign this Lease, or any interest therein, and shall not sublet the premises in whole or in part and any such assignment or subletting shall be void and shall, at the option of Authority, terminate this Lease.

          20.     Authority shall have free access to the leased premises at all reasonable times for the purposes of examining or inspecting the conditions thereof relevant to any right or power reserved by Authority pursuant to the terms of this Lease.

          21.     The failure of Lessee to surrender the leased premises on the date provided herein for the termination of this Lease term, and the subsequent holding over by Lessee, with or without the consent of Authority, shall result in the creation of a tenancy from month-to-month.  This holding over shall not result in a renewal or extension of this Lease.  All other terms and conditions of this Lease shall remain in full force and effect during any month-to-month tenancy hereunder, except rental rate, which may be increased by Authority after notice to Lessee.

          22.     Authority may elect to terminate all of the rights of Lessee hereunder by giving ten (10) days written notice of termination to Lessee when any of the following shall occur:

          a.       Institution of voluntary bankruptcy proceedings by Lessee;

          b.       Institution of involuntary bankruptcy proceedings in which Lessee thereafter is adjudged a bankrupt;

          c.       Assignment for benefit of creditors of the interest of Lessee under this Lease;

          d.       Appointment of a receiver for the property or affairs of Lessee;

          e.       Failure or refusal to pay rent as per the terms of this Agreement;

          f.        Breach of covenants and terms of this Agreement.

          Any occurrence set forth above shall constitute a breach of this Lease by Lessee and Authority shall, in that event, be entitled to exercise all remedies herein provided for a breach by Lessee, as well as any and all remedies provided by law or in equity.  It is further agreed that upon said breach and after notice as provided above, Authority may re-enter the leased premises and remove all property of Lessee therefrom.

          23.     Lessee agrees that it will, by Lease Addendum, agree to such additional provisions as may be required by the FAA as a condition of granting to Authority funds for Airport improvement projects as or FAA or Authority deem necessary for the operations, safety and security of the Airport.

          24.     Lessee shall not cause or permit any hazardous substance or material to be brought upon, kept or used in or about the premises by Lessee, its agents, employees, contractors or invitees, except for such use as is in compliance with all laws, ordinances and regulations.  Authority agrees that to the best of its knowledge, there was no environmental contamination prior to Lessee’s occupancy of the premises.  In the event that contamination resulting from occurrences prior to the date of Lessee’s occupancy are found, Authority agrees to indemnify Lessee from payment of any costs related thereto.

          25.     Lessee shall comply with all regulations promulgated by the Federal Aviation Agency, Environmental Protection Agency, Nebraska Department of Environmental Quality, Nebraska Department of Health, the Lincoln-Lancaster County Department of Health and any other agency of municipal, state or Federal government which regulates Lessee's use of the premises.

          26.     All notices to be given pursuant to this Lease shall be addressed to the Airport Authority, Lincoln Airport, P.O. Box 80407, Lincoln, Nebraska 68501, or to the Lessee herein named at 3820 SW 46th Street, Lincoln, Nebraska 68524.  Notice shall be deemed to have been fully given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid and deposited, postage prepaid, in a post office regularly maintained by the United States Government.

          IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

ATTEST:		AIRPORT AUTHORITY OF THE CITY OF LINCOLN, NEBRASKA, Lessor
/s/ Phyllis Chambers		By:	/s/ Ed Raines
Secretary
Chairman
ATTEST:		BIONEBRASKA, Lessee
/s/ Roger Kramer		By:	/s/ Thomas R. Coolidge
Secretary		Chairman of the Board & CEO

APPROVED AS TO FORM:
/s/ Michael R. Johnson	of
Johnson & Baker, P.C. Legal Counsel for the Airport Authority of the City of Lincoln, Nebraska

EXHIBIT A

THIS IS A DIAGRAM DEPICTING BUILDING NO. 978
AND THE SURROUNDING AREA.

CONSTRUCTION AGREEMENT

          This Agreement made and entered into as of this 17th day of October, 2000, by and between Airport Authority of the City of Lincoln, Nebraska, a body politic and corporate, hereinafter referred to as “Authority” and BioNebraska, Inc., a corporation, hereinafter referred to as “BioNebraska.”

          WITNESSETH:

          WHEREAS, BioNebraska has entered into a Commercial Net Building and Ground Lease for Building No. 978 located in Lincoln Air Park West, Lincoln Municipal Airport, Lincoln, Nebraska; and

          WHEREAS, BioNebraska desires to construct certain improvements and remodel a portion of the building; and

          WHEREAS, Authority agrees to fund said construction up to a maximum sum of Five Hundred Fifteen Thousand Dollars ($515,000.00).

          NOW, THEREFORE, it is agreed as follows:

          1.       BioNebraska shall submit plans and specifications for the construction of improvements and a remodel of a portion of Building No. 978, to Authority for Authority's approval prior to initiation of construction, such approval to be acted on in a timely fashion and not to be unreasonably withheld.  After Authority's approval of said plans, BioNebraska shall submit said plans to City Codes Administration for their review and approval.  All construction of the said improvements and remodel shall be conducted in such a manner as to not impair, interfere or interrupt any utility or other services for Lincoln Air Park West and shall comply with all municipal, state and federal codes and regulations.  Construction costs shall include any costs required for the relocation of or additions to any utility services.

          2.       As work is completed and invoices received, BioNebraska shall submit them to Authority for payment.  All invoices submitted shall be approved by BioNebraska and Authority agrees to make payment up to a maximum sum of Five Hundred Fifteen Thousand Dollars ($515,000.00).  It is understood and agreed that this fund will be used solely for the costs of construction of the said improvements and remodel and shall not include equipment other than restroom and other such plumbing fixtures, lighting, electrical, heating, venting and standard air conditioning equipment, security equipment, communications switchgear and wiring.

          3.       BioNebraska shall supervise all construction and will insure that all work is completed in a good workmanlike manner.  BioNebraska agrees to pay all costs of construction in excess of Five Hundred Fifteen Thousand Dollars ($515,000.00).  If construction costs funded by Authority are less than Five Hundred Fifteen Thousand dollars ($515,000.00) the parties shall execute a lease addendum setting forth the corrected amount.

          4.       BioNebraska shall pay for any and all off-site improvements directly required by the construction of the said improvements and remodel on the demised premises.

          5.       All contractors hired by BioNebraska for the construction of the said improvements and remodel shall maintain liability insurance in a minimum amount of One Million Dollars ($1,000,000.00).

          6.       Upon completion of construction, BioNebraska shall convey to Authority all interest it may have in the said improvements and remodel.  Said improvements and remodel shall be and remain the property of Authority, however, BioNebraska shall keep, maintain and repair the said improvements and remodel at its sole cost during the term of its Lease.

          7.       It is understood and agreed that BioNebraska is entering into a Lease for Building No. 978 through October 31, 2013.  Authority is willing to fund construction of the improvements and remodel itemized in this agreement, due to BioNebraska's commitment to this Lease.  BioNebraska shall reimburse Authority the sum of Five Hundred Fifteen Thousand Dollars ($515,000.00) plus interest at the rate of nine percent (9%) per annum payable in the amount of Five Thousand Six Hundred Eleven Dollars and Eighty Five Cents ($5,611.85) per month payable in advance on the first day of each month beginning November 1, 2000, and ending October 31, 2013.  In the event that BioNebraska should fail to perform the terms of the said Lease and not remain as a tenant for the entire term, then, BioNebraska agrees to pay to Authority a sum equal to the net balance of the unamortized principal amount of actual construction costs funded by Authority, up to Five Hundred Fifteen Thousand Dollars ($515,000.00) amortized at nine percent (9%) interest over thirteen (13) years, (November 1, 2000, through October 31, 2013) for the term of years remaining on the said Lease.  Said sum shall be paid by BioNebraska no later than thirty (30) days from date of billing by Authority.

          8.       In the event that BioNebraska shall be in breach of the terms of this Agreement and that BioNebraska shall fail to commence reasonable steps to correct such breach within thirty (30) days of receiving written notice of such breach from Authority, then Authority may elect, upon ten (10) days prior written notice to BioNebraska, to declare the entire amount of the construction costs funded by Authority immediately due and payable.

          IN WITNESS WHEREOF, the parties have hereunto executed this agreement the day and year first above written.

ATTEST:		AIRPORT AUTHORITY OF THE CITY OF LINCOLN, NEBRASKA, Lessor
/s/ Phyllis Chambers		By:	/s/ Ed Raines
Secretary		Chairman

ATTEST:		BIONEBRASKA, Lessee
/s/ Roger Kramer		By:	/s/ Thomas R. Coolidge
Secretary		Chairman of the Board & CEO

APPROVED AS TO FORM:
/s/ Michael R. Johnson	of
Johnson & Baker, P.C.
Legal Counsel for the Airport
Authority of the City of Lincoln,
Nebraska